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                                                                                                              EXHIBIT 12


                                                                                   BORDEN, INC.
                                                                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      ----------------------------------------------------------------------
                                                                                  (in thousands)

                                                                         For the year ended December 31,
                                                          1989          1990          1991          1992          1993
                                                     -----------     ----------    ----------    ----------     ------------
            Income from continuing operations . . .   $(39,300)       $291,530      $279,917      $(38,630)      $(56,935)
            Interest expense  . . . . . . . . . . .     128,841        155,512       167,048       116,640        125,093
            Interest portion of rents . . . . . . .      19,651         20,936        22,248        21,470         22,042
            Taxes on income . . . . . . . . . . . .      75,997        168,836       151,324        14,209        (27,191)
            Minority interest in income of
            consolidated
              subsidiaries  . . . . . . . . . . . .         776          2,820         2,756        39,675         40,673
            Undistributed income of equity
            affiliates  . . . . . . . . . . . . . .      (3,947)       (12,461)      (17,426)       (8,725)       (11,324)
            Amortization of capitalized interest  .       4,220          4,366         4,666         4,431          4,601
                                                       --------       --------      --------      --------       --------
               Total  . . . . . . . . . . . . . . .    $186,238       $631,539      $610,533      $149,070       $ 96,959
                                                       ========       ========      ========      ========       ========

            Gross interest:
            Interest expense  . . . . . . . . . . .    $128,841       $155,512      $167,048       116,640        125,093
            Capitalized interest  . . . . . . . . .       2,191          4,500         9,761         3,071          1,137
            Interest portion of rents . . . . . . .      19,651         20,936        22,248        21,470         22,042
                                                       --------       --------      --------      --------       --------
            Total Fixed Charges . . . . . . . . . .     150,683        180,948       199,057       141,181        148,272
            Add: Preferred Stock Dividends  . . . .          11             10            10            10              9
                                                       --------       --------      --------      --------       --------
            Total Fixed Charges and Preferred Stock
            Dividends . . . . . . . . . . . . . . .     150,694        180,958       199,067       141,191        148,281
                                                       ========       ========      ========      ========       ========

            Ratio of earnings to fixed charges  . .         1.2            3.5           3.1           1.1            N/M
                                                       ========       ========      ========      ========       ========

            Ratio of earnings to fixed charges and
            preferred
              stock dividends . . . . . . . . . . .         1.2            3.5           3.1           1.1            N/M
                                                       ========       ========      ========      ========       ========
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
                (1)     Regulation S-K Item 503 requires the excess fixed charges to be disclosed rather than a negative ratio which is not meaningful.
                        To satisfy the aforementioned disclosure requirement, the following note was included in the
                        1993 Form 10-K:  "For the year ended December 31, 1993, fixed charges exceeded earnings by $51.3 million."
                N/M - Not Meaningful
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